Exhibit 99.2

Loews Corporation Second Quarter 2024 Earnings Remarks

James Tisch, President & CEO:

Good morning.
Loews reported very strong results in the second quarter—but instead of reviewing the highlights of each business’s performance, I’m going to let our CFO Jane Wang provide those details so I can discuss the leadership transitions of which you may already be aware.
As you likely know, last month, Dino Robusto, the CEO of CNA Financial, announced his retirement effective December 31st, and the company’s current Global Head of Underwriting, Doug Worman, was selected by CNA’s Board to succeed Dino. We are delighted that Dino will continue to advise CNA as Executive Chairman of the Board, and we thank him for working tirelessly—and I mean tirelessly—over the past eight years to lead the company to record levels of profitability and top quartile underwriting performance.
Dino’s successor Doug Worman is a proven leader with a clear vision for the company, and we are confident—as is the CNA Board of Directors—that CNA will continue to excel under his leadership. Doug has worked closely with Dino over the past five years, and this recognition and promotion was both carefully considered and well-deserved. We look forward to working with Doug in his new role as President and CEO.
And speaking of retirement . . . by now you will have probably heard that, after exactly 25 years as CEO of Loews Corporation and a total of 47 years in the company’s employ, I have decided that a transition to new leadership is in order. As of December 31st of this year, I will retire as President and CEO, at which point Ben Tisch will assume the CEO role. On January 1st of 2025, I will become Chairman of the Board of Loews, and Andrew Tisch and Jon Tisch will become Directors Emeriti. At that time, Ben Tisch and Alex Tisch (the CEO of Loews Hotels) will join the Loews Board of Directors.
Similar to the process at CNA, at Loews we have been planning for this transition for some time. Ben has been intimately involved in setting the strategic direction of Loews as part of our senior management team for more than a decade, and the Board of Directors believes (as do I) that Ben has the skills and the attributes necessary to lead the company, bringing his own unique perspectives, talents, experience and judgment to the job. Ben is very well versed in the intricacies and nuances of our businesses, and will, I’m sure, do a great job managing the company.
I will continue to keep an office at Loews and certainly do not plan to suddenly disappear from the company. I am looking forward to my new perch as the Chairman of the Board, and while I won’t be managing the daily, weekly, or monthly affairs of Loews, I am looking forward to board discussions on the strategic direction of the company.
During my tenure, Loews has changed significantly. When I started at the company in 1977, Loews’s subsidiaries consisted of CNA Financial, Lorillard, Loews Hotels, and Loews Theatres. Over the past 47 years, the company has acquired six subsidiaries, disposed of six, and now consists of four companies: CNA Financial, Boardwalk Pipelines, Loews Hotels and a majority interest in Altium Packaging. While the make-up of Loews has evolved over the last half century, our focus on creating long-term shareholder value through prudent capital allocation has remained steadfast. In my view, we have created substantial value through acquiring, growing and occasionally divesting subsidiaries, as well as repurchasing our shares.
My first shot at truly building shareholder value at Loews came in the early 1980s when we learned that supertankers were trading for scrap value. With a nuclear engineer-turned-shipping-aficionado named Jack

Devanney, Loews bought seven supertankers, each capable of holding up to 2.7 million barrels of crude oil, in a newly created entity called Majestic Shipping. We were able to acquire tankers for about $5 million each over three years; ships were trading for scrap value due to the tanker market becoming overbuilt in the wake of the oil shock of 1979-80. We believed that all we had to do was hold on to the ships long enough for a significant number of ships in the market to be scrapped and for oil demand to rise. And if that scenario did not materialize, we assumed that we too would be able to sell the ships for scrap value, limiting our downside. It seemed to us like a high return/low risk investment.
By about 1986, the supply of tankers had declined substantially due to scrapping. At the same time, demand for the ships had increased as a result of more oil production in the Middle East—and all our ships were profitably transporting oil around the world. In the early 1990s, we sold a 50 percent interest in our ships for a valuation of about ten times what we had paid for them!
While this investment was a success, it was relatively small in the context of the Loews portfolio. However, our foray into the shipping business did lead to what was to become a significant win for Loews. In the late 1980s, Jack Devanney presciently said to me that the offshore drilling business at that time looked like the tanker business of six or seven years earlier. My ears perked up and, for about $50 million, Loews bought a company called Diamond M Drilling that would be renamed Diamond Offshore. Our investment in Diamond would eventually grow to over $700 million as we added rigs to the fleet.
Over the next three decades, Loews would receive from Diamond approximately $3.6 billion in dividends and proceeds of stock sales, which was approximately five times our cumulative investment. During Covid, the company—as well as nearly all its competitors—filed for bankruptcy due to the unprecedented decline in the price of oil.
In the early 2000s, we determined that natural gas transportation seemed like an attractive market for us. We saw an industry that seemingly had low risk and increasing demand. As a result of our analytical work, we bought two natural gas pipelines: Texas Gas Transmission, and Gulf South Pipelines. These pipeline systems run from Texas to Alabama, and Ohio to Louisiana. We rebranded them as Boardwalk Pipelines. Headquartered in Houston, Boardwalk has become a very profitable business, worth multiples of what we paid for it.
While Loews’s acquisition track record has been pretty good during my tenure, it hasn’t been perfect. In 2007, we purchased HighMount Exploration and Production Company, a natural gas E&P business also headquartered in Texas. Unfortunately, this company was severely impacted by the steep decline in natural gas prices resulting from a significant increase in shale gas production. In 2014, we sold the company at a loss after determining that further investment in the E&P sector was no longer an attractive way to allocate Loews’s capital.
In addition to acquiring new subsidiaries, over the past 25 years we have also grown and transformed our existing subsidiaries. One of the most significant transformations has been that of CNA Financial, which is currently our largest subsidiary and the biggest source of cash flow to Loews Corporation.
My career at Loews actually started at CNA in January of 1977, when—fresh out of business school—I joined the company as a financial analyst. A year and a half before then, Loews had acquired a majority stake in CNA for just under $2 a share. The company has grown significantly since then, and now trades at over $48 per share—but the transformation of CNA into a top quartile underwriter really occurred over the past 20 years. In fact, when I became CEO in 1999, CNA was considered to be the “problem child” in Loews’s portfolio of businesses.
When Loews bought CNA in 1975, it was a multi-line insurance company. Not only did it have a commercial property and casualty insurance segment, but it also had a life insurance company, a consumer finance company, a personal automobile insurance business, a federal government health insurance business—and lots more. In 2000, we came to the strategic conclusion that CNA had to focus on its core competency, the commercial property and casualty insurance business. Under the leadership of then-CEO Steve Lilienthal, the company set out to offload its non-core businesses and focus on the core P&C business. That process took most of the first decade in the new century to complete, but now CNA is in a position to compete with the best in the business. During the tenure of Tom Motamed as CEO, and then Dino Robusto in the same role, CNA has had an extraordinary 15 years. The company has become a highly profitable, top quartile commercial property and casualty insurance underwriter. CNA certainly wins the prize for “most improved camper” in its transformation from being our largest headache to our largest and most profitable subsidiary.
Loews Hotels provides another example of the growth and transformation of an existing subsidiary—although I can’t take credit for Hotels’ extraordinary development, which was entirely due to the hard work and vision of Jon and then Alex Tisch. In fact, the hotel business is how Loews got its start, when Larry and Bob Tisch built the Summit Hotel at Lexington Avenue and 51st Street in 1960. Since that time, Loews Hotels has become a leading hotel business through its focus on developing properties in immersive destinations with built-in demand generators. In particular, Jon Tisch was instrumental in developing the 800-room Loews Miami Beach Hotel and establishing Loews Hotels’ longstanding partnership with Universal Studios in Orlando. The hotel company now owns a 50% interest in 11 properties there, with 11,000 rooms (including three properties with 2,000 rooms that are currently under development). Alex Tisch has built upon this foundation by forging key partnerships with the municipalities of Kansas City and Arlington, Texas, where he has overseen the development of multiple new hotel properties. Thanks to Jon and Alex, over the course of my tenure as CEO, not only did Loews Hotels profitably grow its portfolio from 14 properties in 1999 to 28 properties today, but my assessment of the value of our hotel company has also grown tremendously.
While nurturing and growing our subsidiaries is an important value-creation lever, knowing when to sell has been equally crucial. In my first decade as CEO, I recognized that it would be prudent for Loews to divest its tobacco company, Lorillard. It felt like the right thing to do. Therefore, we devised a creative solution whereby we first took the company public in 2002 through a tracking stock named Carolina Group, then sold Carolina Group shares several times in the market. Together with dividends and other distributions, Loews received $9.1 billion in cash from Carolina Group after its initial public offering. Finally, in 2008, we divested our remaining stake in Lorillard through a tax-free exchange of Lorillard shares for shares of Loews. As a result of these transactions, we were able to exit the tobacco business in a tax-free manner while simultaneously retiring 93.5 million shares of Loews, valued at $4.65 billion.
And speaking of retiring shares, Loews has what I like to call a “long and glorious history” of share repurchases. In fact, share repurchases have been one of our most important and consistent value creation levers. As many of you know, we firmly believe our stock trades at a meaningful discount to our view of the intrinsic value of its sum-of-the-parts, which makes repurchasing our shares highly accretive to shareholder value. Over my tenure as CEO, we have reduced our outstanding share count by almost two-thirds: from about 627 million shares to under 220 million shares today including the Lorillard exchange referred to above.
Going back to 1970, the company has bought in more than 1.4 billion split-adjusted shares. Yes, we are serial share repurchasers. My father Larry Tisch schooled me in—among many other things—the compelling economics of repurchasing shares. While getting an MBA at Wharton was important in my life, my real business education came from working for 27 years with my dad. He taught by setting an example and not by lecturing. Unlike so many father/son business stories that end in a big fight, this one had a very happy beginning, middle, and end. When my dad passed away in 2003, I felt that the safety net underneath me had been removed. It took me a few years, but I got used to life on the high wire.

There is one more individual deserving of mention in my career. When I arrived for my first day of work at the home office in New York in the summer of 1977, Joe Rosenberg was the head of the three-person investment department. My father asked Joe to “take an hour and teach Jim the business.” I learned from Joe for the next forty years. His style of investing, his views on markets, and his steadfast openness to being a contrarian combined to create an invaluable model for me to follow in my career. And, incidentally, the tiny investment department that I joined in 1977 today numbers about 50 investment professionals.
It has been an honor and a true gift to have served as the CEO of this enterprise for the past quarter century. Over the course of my career here, I have met extraordinary people, many of whom have become very close friends. It’s a wonderful thing to have known these individuals who have greatly enriched my life. There are truly too many of them to mention here.
The employees of Loews are a breed apart. We are a cohesive family with a focus on excellence as well as comradeship. It has been a blessing to walk into the office every day and be surrounded by people who are the best at their jobs and also a pleasure to be with. In particular, I want to thank and express my deep appreciation to Andy and Jon Tisch. Throughout my career at Loews, they have been steadfast supporters, trusted advisers, and outstanding partners, always offering honest and valuable insights and commentary that has redounded to the benefit of all Loews shareholders.
Finally, I wish for Ben, Alex and the whole Loews family the same great good luck that I have experienced over the past quarter century. A wise man once said, “Luck is when preparation meets opportunity.” I believe that Ben, and all the individuals in the Loews senior management team, are entirely prepared and are always looking for opportunities to create long-term value. I have complete confidence that the Loews of the next 25 years will continue on this path, in ways that are collegial, dynamic, and rewarding for our shareholders.
Jane Wang, CFO:
Thank you, Jim, for your incredible leadership and tremendous contributions to Loews over all these years. I’d also like to congratulate Ben and look forward to continuing to work with him and supporting him in his new role.
Loews reported a very strong second quarter, with net income of $369 million or $1.67 per share, compared with net income of $360 million or $1.58 per share in last year’s second quarter. Excluding a prior period gain of $36 million at Loews Hotels, net income increased 14% year-over-year, driven by solid results at both CNA and Boardwalk.
Book value per share increased from $70.69 at the end of 2023 to $74.57 at the end of 2024’s second quarter, and book value per share excluding AOCI increased from $81.92 at the end of 2023 to $85.42 at the end of the second quarter. These increases were driven by strong earnings during the first half of the year.
We are pleased that CNA continued to produce excellent results in the second quarter. The company contributed net income of $291 million to Loews, which represents an increase of $36 million compared to $255 million in the second quarter of 2023. The year-over-year increase was driven by higher net investment income partially offset by greater catastrophe losses.
Net investment income remains a tailwind for CNA. In the second quarter, the company’s net investment income increased by 7% year-over-year due to favorable reinvestment rates on fixed income securities, a larger invested asset base, and improved LP returns. Pre-tax income from fixed maturities increased by $30 million in the second quarter over the prior year’s second quarter due to a 20-basis-point increase in pre-tax yields to 4.8%. LP income increased by $19 million over last year’s second quarter.
Continued profitable growth drove another quarter of robust underlying underwriting income. Net earned and net written Property & Casualty premiums increased by 7% and 6%, respectively, compared with last year’s second quarter. Written premium growth was driven by four points of rate, 7% growth in new business and strong retention at 85%.
CNA’s combined ratio increased by 1.0 point to 94.8% in the second quarter of 2024 versus 93.8% in the second quarter of last year. That increase was driven by a 0.4-point increase in catastrophe losses and a 0.7-point increase in the underlying loss ratio. The underlying combined ratio increased 0.5 points to 91.6%.
Please refer to CNA’s Investor Relations website for more details on their results.
Turning to our natural gas pipeline business, Boardwalk continues to benefit from strong industry fundamentals. Second-quarter EBITDA increased by 13% year-over-year, from $213 million to $240 million. Net income grew by 23% year-over-year from $57 million to $70 million in the second quarter of 2024. This growth was driven by re-contracting at higher rates for natural gas transportation and storage, as well as contributions from recently completed growth projects and from the acquisition of Bayou Ethane.
Loews Hotels reported Adjusted EBITDA of $98 million in the second quarter of 2024 compared to $100 million in the second quarter of 2023. A drop in occupancy and rate at Orlando hotels was offset by the contribution of the recently opened Loews Arlington Hotel and Convention Center as well as improved results at city center hotels due to the continued recovery in group travel.
The hotel company contributed $35 million of net income to Loews in the second quarter of 2024 versus $74 million in the prior year’s second quarter, which included a $36 million after-tax gain related to the acquisition of an additional equity interest in, and the consolidation of, a previously unconsolidated joint-venture property. Net income was impacted by greater interest expense as well as higher depreciation expense from the company’s new Loews Arlington Hotel and Convention Center.
Finally, at the parent company, Loews recorded after-tax investment income of $7 million in the second quarter of 2024, which represents a slight decrease compared to $9 million in last year’s second quarter. The year-over-year decline was driven by lower returns on our common stock portfolio, partially offset by higher income from short-term investments and fixed maturity securities.
From a cash flow perspective, Loews received $109 million in dividends from CNA and $50 million of distributions from Boardwalk in the second quarter of 2024. Year to date, Loews has received $815 million from its subsidiaries, consisting of $715 million in dividends from CNA and $100 million of distributions from Boardwalk. During the second quarter Loews repurchased 2.4 million shares for approximately $180 million. Since the end of 2023, we repurchased about 2.8 shares of our common stock at a cost of approximately $212 million. Loews ended 2024’s second quarter with $3.1 billion in cash and short-term investments.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on page 7 of these remarks.
About Loews Corporation
Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.
Forward-Looking Statements
Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of these remarks are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:
Boardwalk Pipelines
EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended June 30,
(In millions)	2024	2023
Boardwalk net income attributable to Loews Corporation	$70	$57
Interest, net	38	35
Income tax expense	24	19
Depreciation and amortization	108	102
EBITDA	$240	$213
Loews Hotels & Co
Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, state and local government development grants, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of basis.
The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended June 30,
(In millions)	2024	2023
Loews Hotels & Co net income attributable to Loews Corporation	$35	$74
Interest, net	12	(1)
Income tax expense	9	27
Depreciation and amortization	24	17
EBITDA	80	117
Noncontrolling interest share of EBITDA adjustments	(2)
Gain on asset acquisition		(46)
Asset impairments		9
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(32)	(41)
Pro rata Adjusted EBITDA of equity method investments	50	62
Consolidation adjustments	2	(1)
Adjusted EBITDA	$98	$100
The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended June 30,
(In millions)	2024	2023
Loews Hotels & Co’s equity method income	$32	$41
Pro rata share of equity method investments:
Interest, net	10	12
Income tax expense
Depreciation and amortization	12	12
Distributions in excess of basis	(4)	(3)
Pro rata Adjusted EBITDA of equity method investments	$50	$62